Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Inseego Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c)	5,956,241	$11.13	$66,292,963	$0.00015310	$10,149.45	-	-	-	-
Fees Previously Paid	-	-	-	-	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-
	Total Offering Amounts					$66,292,963		$10,149.45
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$10,149.45

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered of issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.
(2)	The proposed maximum offering price per unit is estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s Common Stock quoted on The Nasdaq Global Select Market on December 13, 2024.